Exhibit 10.1

December 20, 2010

Mr. Dirk M. Van Doren

Address on File

Re:	Transition Agreement

Dear Dirk:

This letter amends the Employment Agreement, which was effective January 1, 2008 (the “Employment Agreement”) between you and SandRidge Energy, Inc. (“SandRidge” or the “Company”), as follows:

1.	SandRidge hereby acknowledges that your anticipated separation from employment is a result of mutual discussions between you and SandRidge but that for purposes of this letter agreement, shall be deemed a Termination without Cause pursuant to Section 6.1.1 of the Employment Agreement. Certain other aspects of your anticipated separation not addressed herein shall continue to be governed by Section 6.6 of the Employment Agreement.

2.	You have agreed to continue your employment from the date of this letter through a date to be mutually agreed upon (the “Separation Date”), but expected to be not later than December 31, 2010.

3.	Your current annualized base salary, paid in bi-weekly installments, will remain in effect through the Separation Date. Your job duties will be the same as those previously identified under Section 2 of the Employment Agreement and as mutually agreed upon between you and Tom L. Ward.

4.	In accordance with Section 6.1.1 of the Employment Agreement, and subject to paragraphs 9 and 10 below, you will receive as termination compensation a lump sum payment equal to 12 months current base salary as in effect on the Separation Date. Pursuant to Section 6.1.1 of the Employment Agreement and because you are a “specified employee” as defined in regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment will be paid on the first payroll payment date which is more than six months following the Separation Date. You agree that you are not eligible for any payment under Section 6 of the Employment Agreement other than the payment under Section 6.1.1 described in this paragraph.

123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 • Phone 405.429.5500, Fax 405.429.5977 • www.sandridgeenergy.com

Mr. Dirk M. Van Doren

December 20, 2010

5.	In exchange for your continued employment through the Separation Date, and subject to paragraphs 9 and 10, below, the Compensation Committee of the Board of Directors (the “Compensation Committee”) has approved, and the Company agrees, that you will be eligible for a lump sum retention payment in the amount of $350,000, and this amount will be paid within 30 calendar days after the Separation Date. This retention payment will not otherwise be “benefit bearing” and will not be considered as compensation for purposes of the Company’s 401(k) plan, the non-qualified deferred compensation plan or for accrual of PTO or other leave.

6.	You will maintain your eligibility to participate in the Company’s health plan, 401(k) Plan and Nonqualified Retirement Plan through the Separation Date, subject to the provisions as set forth in the applicable plan documents. Based on the recommendation of the Employee Benefits and Compensation Committee, in the event your employment ceases prior to December 31, 2010, the Compensation Committee has approved, and the Company agrees that, you will maintain eligibility for matching contributions under the Nonqualified Retirement Plan to be made by the Company on your behalf on your base salary deferrals through the Separation Date. The valuation of your account in the Nonqualified Retirement Plan, including such Company contributions, will occur 35 calendar days following your Separation Date. Any matching contributions made pursuant to this paragraph which would not otherwise be made under the terms of the applicable plan document are subject to paragraphs 9 and 10, below. Because you are a “specified employee” as defined in Section 409A of the Code, you will be eligible for a distribution of your vested account in the Nonqualified Retirement Plan the first day of the seventh month following the Separation Date.

7.	In exchange for your continued employment through the Separation Date, and subject to paragraphs 9 and 10, below, the Compensation Committee has approved, and the Company agrees, that you will be eligible for accelerated vesting of your currently outstanding shares of restricted stock in the amount of 471,667 shares, with such vesting to be effective within 30 calendar days following the Separation Date.

8.	You will be eligible for reimbursement of reasonable travel expenses incurred as a result of business necessity or at the request of SandRidge. Travel arrangements should be made in accordance with SandRidge’s Travel and Business Expense Policy and scheduled through the designated company representative.

9.	Your right to the retention and termination compensation set forth in this letter is subject to your execution and nonrevocation of a revised version of the Company’s standard Separation Agreement and General Release, a copy of which is attached to this letter. However, you should not execute the Separation Agreement and Release until after your Separation Date.

Mr. Dirk M. Van Doren

December 20, 2010

10.	Your right to the retention and termination compensation set forth in this letter is conditioned upon your compliance with all of the provisions of the Employment Agreement, including all post-employment obligations.

11.	The retention and termination compensation set forth in this letter may not be deferred under any of SandRidge’s employee benefit plans.

12.	The retention and termination compensation set forth in this letter is subject to mandatory deductions, which may include supplemental federal income tax withholding at the applicable rate.

13.	The Employment Agreement continues to govern during the remainder of your employment with SandRidge and any post-employment obligations set forth in the Employment Agreement shall remain in full force and effect following the Separation Date, including Sections 7, 8, 9, 10, 11, 12 and 13. In the event of any conflicts between this letter and the Employment Agreement, the provisions of this letter will control.

14.	You acknowledge that your decision to enter into this agreement is voluntary and is made knowingly and that you have been advised by SandRidge to seek legal counsel to review this letter agreement.

Please acknowledge your agreement to the provisions set forth in this letter agreement with your signature below.

Sincerely,

/s/ Tom L. Ward

Tom L. Ward
President and Chief Executive Officer

Agreed to:

/s/ Dirk M. Van Doren	December 20, 2010
Dirk M. Van Doren	Date